Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the updated prospectus dated May 31, 2007 to Registration Statement No. 333-108416 on Form S-3 of Duke Energy Carolinas, LLC of our report dated March 14, 2007, relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC as of and for the years ended December 31, 2006 and 2005, appearing in the Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the updated prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
May 31, 2007